EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kirby Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-57625, No. 333-72592, No. 333-129290, No. 333-129333, No. 333-152565, No. 333-152566, No. 333-184598, and No. 333-184599) on Form S-8 and (No. 333-220974 and No. 333-222858) on Form S-3 of Kirby Corporation of our reports dated February 23, 2021, with respect to the consolidated balance sheets of Kirby Corporation and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Kirby Corporation.

Our report dated February 23, 2021 refers to a change to the method of accounting for leases and to the method of accounting for impairment of goodwill.

/s/ KPMG LLP

Houston, Texas
February 23, 2021